Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS: Richard R. Sawyer Chief Financial Officer 260-427-7150 rick.sawyer@towerbank.net	FOR MEDIA: Tina M. Farrington Executive Vice President 260-427-7155 tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS THIRD QUARTER NET INCOME OF $2.1 MILLION AND ANNOUNCES DIVIDEND

FORT WAYNE, INDIANA – OCTOBER 24, 2013 – Tower Financial Corporation (NASDAQ: TOFC) reported net income of $2.1 million or $0.45 per diluted share for the third quarter of 2013, compared with net income of $1.6 million, or $0.32 per diluted share, reported for the third quarter of 2012. Year to date earnings through the first nine months of 2013 were $5.7 million, or $1.21 per diluted share, compared to $4.0 million, or $0.83 per diluted share, for the first nine months of 2012.

Our third quarter highlights include:

●	Our earnings of $2.1 million and $5.7 million for the quarter and year-to-date, respectively, represent records for us.

●

Our total assets were $701.9 million at September 30, 2013, our highest total since the first quarter of 2009. Our earning assets grew by $16.1 million during the quarter, led by loan growth of $12.9 million.

●	Our trust and brokerage quarterly fee income was the highest in its history at $1.1 million with assets under management of $719.4 million at September 30, 2013.

●

Our board declared a dividend of $0.08 per share to be paid on November 21, 2013 to all shareholders of record as of November 7, 2013. Total dividends paid since we reinstated dividends in August 2012 are $1.16 per common share.

●	Asset quality continues to improve, as our nonperforming assets to total assets are now 1.4 percent, a decrease from the 2.0 percent we reported in the second quarter.

Mike Cahill, President and Chief Executive Officer of Tower Financial Corporation stated, “Tower continues to benefit from the combination of our talented group of team members and our great customers and clients who believe in our team and mission. The numbers, which we believe are a lagging indicator, are now beginning to show our true capabilities. I am reminded, once again, how very fortunate I am to be able to be a part of Tower. This team truly humbles me.”

Capital

During the third quarter of 2013, our tier 1 capital increased by $561,000 compared to the second quarter of 2013 as a result of net income for the quarter in the amount of $2.1 million offset by the payment of a quarterly dividend of $374,000, or $0.08 per share common diluted share and a special dividend in the amount of $1.2 million, or $0.25 per common diluted share. As of September 30, 2013, our regulatory capital ratios were 14.8 percent for tier 1 capital and 16.0 percent for total risk based capital. Our regulatory capital ratios continue to remain significantly above the “well-capitalized” levels of 6 percent for tier 1 capital and 10 percent for total risk-based capital. Tier 1 capital was 15.1 percent at June 30, 2013 and 14.7 percent at December 31, 2012. Total risk-based capital was 16.4 percent at June 30, 2013 and 15.9 percent at December 31, 2012. Our leverage capital was 11.4 percent at September 30, 2013, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table provides the current capital position as of September 30, 2013 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements	Regulatory	Tower
($000's omitted)	Minimum (Well-Capitalized)	9/30/13	Excess
Tier 1 Capital / Risk Assets	$31,799	$78,244	$46,445

Total Risk Based Capital / Risk Assets	$52,999	$84,871	$31,872

Tier 1 Capital / Average Assets (Leverage)	$34,335	$78,244	$43,909

Minimum Percentage Requirements	Regulatory	Tower
	Minimum (Well-Capitalized)	9/30/13
Tier 1 Capital / Risk Assets	6% or more	14.76%

Total Risk Based Capital / Risk Assets	10% or more	16.01%

Tier 1 Capital / Quarterly Average Assets	5% or more	11.39%

Asset Quality

Our nonperforming assets were $9.9 million, or 1.41 percent of total assets compared to $13.3 million at June 30, 2013 and $18.8 million at December 31, 2012. Our net charge-offs were $134,000, or 0.1 percent of average loans outstanding, for the third quarter of 2013 compared to $172,000, or 0.2 percent of average outstanding loans, for the second quarter of 2013 and $1.1 million, or 0.95 percent of average outstanding loans, for the third quarter of 2012. During the third quarter of 2013, our loan loss provision resulted in a benefit of $850,000 compared to an expense in the amount of $300,000 for the second quarter of 2013 and an expense in the amount of $618,000 for the third quarter of 2012.

“We continue to make significant improvements in our asset quality metrics. While this quarter represents some of the best metrics we have experienced in many years, our team believes we can continue to make further improvements in this area, which are and will be reflected in our earnings performance,” stated Mr. Cahill.The current and historical breakdown of our non-performing assets is as follows:

($000's omitted)	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12
Non-Accrual loans
Commercial	$4,269	$5,792	$7,758	$8,897	$7,112
Acquisition & Development	1,123	2,064	3,912	2,789	2,175
Commercial Real Estate	734	738	749	753	764
Residential Real Estate	444	2,190	2,124	2,447	2,032
Home Equity	192	194	82	82	-
Total Non-accrual loans	6,762	10,978	14,625	14,968	12,083
Trouble-debt restructured (TDR) *	-	-	446	1,645	1,557
OREO & Other impaired assets	2,402	1,759	1,922	2,038	2,375
Delinquencies greater than 90 days	743	559	133	110	913
Impaired Securities	-	-	-	-	317

Total Non-Performing Assets	$9,907	$13,296	$17,126	$18,761	$17,245

Allowance for Loan Losses (ALLL)	$6,808	$7,792	$7,664	$8,289	$8,539

ALLL / Non-accrual loans	100.7%	71.0%	52.4%	55.4%	70.7%

* Non-performing TDR's

The $3.4 million decrease in nonperforming assets during the third quarter of 2013 was primarily the result of pay-offs and principal payments totaling $1.6 million, the sale of an acquisition and development loan in the amount of $800,000, the sale of various other real estate owned (“OREO”) properties totaling $1.3 million, and charge-offs on nonaccrual loans of $137,000. These decreases were offset by the addition of one commercial loan in the amount of $444,000 to nonaccrual status, which had previously been categorized as a classified asset at June 30, 2013. OREO activity for the quarter included the addition of three properties totaling $2.0 million from the nonaccrual loan category. Prior to the end of the quarter, one of the properties was sold in the amount of $576,000, which resulted in a gain on the sale. Furthermore, there were three other property sales from OREO totaling $766,000 during the quarter. All four properties sold from OREO during the quarter resulted in gains totaling $325,000.

When a loan has deteriorated to the point that it is classified as impaired and/or placed on nonaccrual status, a specific reserve or charge-off is recommended utilizing one of three impairment measurement methods (present value of expected cash flows, fair value of the collateral or observable market price). A charge-off will be taken in the place of a specific reserve at the point when facts and recent events support a reliable estimate of the extent and probability of loss. As a result of recent pay-offs on a couple of larger credits without additional charge-offs, our ALLL to nonaccrual ratio has increased to 100.7 percent. The remaining nonaccrual loan balance of $6.8 million at September 30, 2013 has already experienced approximately $1.5 million of charge-offs.

The following table represents the change in principal loan balances within the non-performing asset categories during the third quarter of 2013:

($ in thousands)	Balance 6/30/13	Additions	Resolutions/ Paydowns	Other	Balance 9/30/13
Non-accrual Loans
Commercial	$5,792	$444	$(1,009)	$(958)	$4,269
Acquisition & Development	2,064	-	(941)	-	1,123
Commercial Real Estate	738	-	(4)	-	734
Residential Real Estate	2,190	38	(747)	(1,037)	444
Home Equity	194	-	(2)	-	192
Total Non-accrual loans	10,978	482	(2,703)	(1,995)	6,762
Troubled Debt Restructured	-	-	-	-	-
OREO & Other impaired assets	1,759	1,985	(1,342)	-	2,402
Delinquencies Greater than 90 days	559	592	(370)	(38)	743

Total Non-Performing Assets	$13,296	$3,059	$(4,415)	$(2,033)	$9,907

The following table represents the change in total relationships within the non-performing asset categories during the third quarter of 2013:

	6/30/13	Additions	Subtractions	9/30/13
Non-accrual Loans
Commercial	11	1	(4)	8
Acquisition & Development	4	-	(1)	3
Commercial Real Estate	3	-	-	3
Residential Real Estate	7	1	(4)	4
Home Equity	3	-	-	3
Total Non-accrual loans	28	2	(9)	21
Troubled Debt Restructured	-	-	-	-
OREO & Other impaired assets	12	3	(4)	11
Delinquencies Greater than 90 days	5	7	(3)	9
Impaired Securities	-	-	-	-

Total Non-Performing Assets	45	12	(16)	41

Our classified assets, defined as substandard, non-accrual loans, impaired investments, and OREO, decreased by $2.0 million during the third quarter to $26.6 million at September 30, 2013 compared to $28.6 million at June 30, 2013 and $35.9 million at December 31, 2012. Our classified assets were 32.2 percent of tier 1 capital plus ALLL (classified assets ratio) as of September 30, 2013 compared to 34.6 percent at June 30, 2013. In addition to the decreases on nonperforming assets noted above, we received payments and/or pay-offs on substandard loans totaling $479,000 and we sold one substandard loan in the amount of $1.5 million at a 3% discount. Offsetting these decreases was the addition of one commercial loan relationship to our substandard risk category in the amount $3.9 million. This loan has been rated substandard in the past and was downgraded this quarter based on its recent financial performance.

Our total “watch list” loans were $30.0 million compared to $43.7 million at June 30, 2013 and $39.4 million at December 31, 2012. The $13.7 million decrease from the second quarter of 2013 to the third quarter of 2013 is primarily due to reasons noted above and the resolution of loan exceptions on a $4.2 million watch rated commercial loan warranting an upgrade to a pass rating. Watch list loans now comprise 6.65 percent of the total loan portfolio. The watch list comprises all non “pass” rated credits. The following table presents the watch list by risk category:

	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
Watch	$1,695	$7,294	$1,871	$1,232	$1,001
Special mention	4,848	10,690	4,641	5,493	6,706
Total non-classified loans	6,543	17,984	6,512	6,725	7,707

Substandard	17,304	15,119	13,645	18,293	21,651
Doubtful/Loss*	6,200	10,599	14,418	14,393	12,177
Total classified loans	23,504	25,718	28,063	32,686	33,828

Total watch list loans	$30,047	$43,702	$34,575	$39,411	$41,535

Watchlist loan/total loans	6.65%	9.96%	7.86%	8.75%	9.07%

Total classified assets	$26,625	$28,641	$30,931	$35,894	$37,145

*All loans in this risk rating are non-accrual.

The allowance for loan losses was $6.8 million at September 30, 2013 compared to $7.8 million at June 30, 2013 and $8.3 million at December 31, 2012. Impacting the allowance during the quarter were net charge-offs of $134,000 and a loan loss benefit of $850,000. The allowance for loan losses was 1.51 percent of total loans at September 30, 2013. This was a decrease from 1.78 percent at June 30, 2013 and from 1.84 percent at December 31, 2012. The allowance for loan losses was 100.7 percent of non-accrual loans as of September 30, 2013 compared to 71.0 percent at June 30, 2013.

Subsequent to quarter end, we received a pay-off on a substandard loan with a principal balance of $3.6 million at September 30, 2013. This transaction closed on October 11, 2013. We continue to carry an unsecured note to the borrower in the amount of $300,000.

Balance Sheet

Our assets were $701.9 million at September 30, 2013, an increase of $17.9 million, or 2.6 percent, from December 31, 2012. The increase is the result of an $11.2 million increase in long-term investments, an additional investment of $2.0 million in low-income housing tax credits, and the purchase of additional bank owned life insurance policies for $2.8 million.

Our total loans were $451.5 million at September 30, 2013. This was a $1.0 million increase from $450.5 million at December 31, 2012 and a $12.9 million increase from $438.6 million at June 30, 2013. Throughout 2013, we have experienced an increase in loan prepayments as a result of heightened mortgage refinancing due to low loan rates and our clients having excess cash to pay down their lines of credit as a result of a lack of investment alternatives. The increase in prepayments caused our total loans to decrease approximately $12.0 million from December 2012 to June 2013. During the third quarter of 2013, we were able to change that trend by increasing our loans by $12.9 million from June 30, 2013. The increase was due to a combination of new local commercial loan originations and loan participations requested by other smaller financial institutions, which are subject to our underwriting standards prior to the purchase. Offsetting the increase was the resolution of several nonperforming loans in the form of payment, sale, or the transfer to OREO, as described above. The $1.0 million increase in total loans from December 31, 2012 was the result of increases in commercial loans of $8.8 million and commercial real estate loans of $5.5 million offset by decreases in residential real estate loans, home equity loans, and consumer loans of $7.3 million, $4.7 million, and $1.0 million, respectively.

Our investment securities at September 30, 2013 were $185.6 million, an increase of $11.2 million from December 31, 2012. Investment securities comprise 26.4 percent of total assets. We have been strategically increasing the size of our investment portfolio to help preserve our net interest income as prudently as possible. The increase in the portfolio will help maintain net interest income, but has resulted in the further compression of our net interest margin and an increase in our overall assets. Due to the pending merger transaction with Old National Bank, we will not grow our investment portfolio for the remainder of 2013. Any purchases we make will be short-term in duration and will be made only in the event we have excess liquidity. The portfolio will most likely decline during the fourth quarter.

Our total deposits increased $29.2 million, or 5.2 percent, to $590.2 million at September 30, 2013 compared to $561.0 million at December 31, 2012. Health Savings Accounts (“HSAs”) continue to be the primary driver of deposit growth with an increase of $15.3 million from December 31, 2012. As expected in January of 2013, we received annual employer-funded contributions to HSAs, which is the primary reason for the increase in this deposit category annually. Brokered certificates of deposit, money market and savings accounts also increased by $9.5 million, $6.8 million, and $4.6 million, respectively; while interest bearing checking accounts decreased $8.8 million.

The increase in brokered deposits was strategic in order to fund the remaining portion of the $25.0 million municipal bond leverage strategy. As described in our 2012 Annual Report filed on Form 10-K, this strategy was implemented in the fourth quarter of 2012 to help supplement net interest income. This strategy will provide approximately $250,000 annually to our net interest income, but has caused a decrease in our net interest margin.

Our borrowings were $44.3 million at September 30, 2013 and were comprised of $17.5 million in trust preferred debt and $26.8 million in borrowings from the Federal Home Loan Bank of Indianapolis (“FHLBI”). This represents a decrease of $10.6 million from our borrowings at the FHLBI at December 31, 2012, as we utilized excess cash from deposit growth to reduce our borrowings. Of the borrowings at September 30, 2013, $21.3 million were short-term in duration with variable rates. Due to the pending merger transaction with Old National Bank, any liquidity needs we have during the fourth quarter will be handled through sales from the investment portfolio and short-term borrowings on our FHLBI line of credit.

Our shareholders' equity was $62.0 million at September 30, 2013, a decrease of 2.6 percent from the $63.7 million reported at December 31, 2012. The primary reason for the decrease was a decrease in the unrealized gains, net of tax, on our investment portfolio in the amount of $4.5 million from December 31, 2012. This decrease relates primarily to market value fluctuations in our fixed rate municipal bond investments as a result of an increase in long-term interest rates. Additionally, we paid three quarterly dividends totaling $0.22 per common share, or $1.0 million, one special dividend of $0.25 per common share, or $1.2 million, and used $862,000 of capital to repurchase 70,000 shares of our common stock at average price of $12.32 per share during the first quarter of 2013. Offsetting the decreases in shareholders’ equity was net income of $5.7 million. Currently, we have 4,672,521 common shares outstanding. Tangible book value at September 30, 2013 was $13.27 per common share, a decrease of 1.4 percent from the $13.46 reported at December 31, 2012.

Income Statement

Our total revenue, consisting of net interest income and noninterest income, was $7.3 million for the third quarter of 2013 compared to $7.5 million for the second quarter of 2013 and $7.8 million for the third quarter of 2012. The $192,000 decrease from the prior quarter consisted of a decreases in both net interest income and noninterest income of $57,000 and $135,000, respectively.

Net interest income decreased $57,000 from the second quarter of 2013 due to a decrease of 6 basis points in our net interest margin to 3.46 percent, coupled with a slight decrease of $607,000 in average earning assets from the second quarter of 2013. While our margin did decrease slightly, it has stabilized over the past few quarters at around 3.50 percent, following several quarters of compression due to the low interest rate environment and our municipal bond leverage strategy. While we don’t expect much change in our net interest margin over the next couple of quarters, we do expect an increase in our average earning assets; and therefore, an increase in our net interest income, in the fourth quarter as a result of a $12.9 million increase in loans, with the majority of the loans funding toward the end of the third quarter of 2013.

Noninterest income was $2.2 million for the third quarter of both 2013 and 2012, compared to $2.3 million for the second quarter of 2013. The primary reason for the $135,000 decrease from the second quarter of 2013 was the combination of decreases in mortgage banking income, gain on the sale of securities, and net debit card interchange income of $63,000, $33,000, and $22,000 respectively. We also experienced a decrease of $94,000 in other fees in the third quarter of 2013 compared to the second quarter of 2013, which was led by a decrease in letter of credit income of $37,000 and the stabilization of the fair value of an equity investment causing a decrease in income from the second quarter by $22,000. These decreases were offset by an increase in trust and brokerage fees during the third quarter compared to the second quarter of 2013 by $45,000, which was the result of an $8.2 million increase in assets under management from June 30, 2013 and a $47.1 million increase from December 31, 2012. Trust and brokerage assets under management were $719.4 million at September 30, 2013.

Noninterest expenses were $5.3 million for the third quarter of 2013 compared to $5.1 million for the second quarter of 2013 and $5.0 million for the third quarter of 2012. The $227,000 increase from the second quarter of 2013 was a direct result of $279,000 of professional fees related to the pending transaction with Old National Bank. In addition, salaries and benefits increased $246,000 from the second quarter of 2013. This increase was primarily due to an increase of $128,000 in the accrual for our profit sharing plan due to continued improvement in our financial results. The Other Expense category also increased $108,000 from the second quarter of 2013. The second quarter Other Expense category was unusually low due to receiving a partial recovery from a fraud loss recorded in the first quarter of 2013 in the amount of $176,000. The positive variance in OREO expense of $302,000 from the second quarter of 2013 to the third quarter of 2013 was a result of the sale of four OREO properties at gains totaling $325,000 offset by expenses of $61,000. For the quarter, our OREO expense category was income of $264,000 compared to expense of $38,000 for the second quarter of 2013. All other expenses were within $50,000 of those recorded in the second quarter of 2013.

Income tax expense was $774,000 in the third quarter of 2013 compared to $529,000 in the second quarter of 2013 and $617,000 in the third quarter of 2012. Our effective tax rate increased from 24.9 percent in the second quarter of 2013 to 27.1 percent in the third quarter. The increase in our effective tax rate is the result of a decrease in our tax exempt income in comparison to our taxable income from the second quarter of 2013.

ABOUT THE COMPANY

Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company (Tower Bank), a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank also markets under the HSA Authority brand, which provides Health Savings Accounts to clients in 50 states. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that, by their nature, are predictive and are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about our company.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance, speak only as of this date, and involve risks and uncertainties related to our banking business or to general business and economic conditions that may affect our business, which may cause actual results to turn out differently. More detailed information about such risks and uncertainties may be found in our most recent Annual Report on Form 10-K, or, if applicable, in subsequently filed Forms 10-Q quarterly reports, under the captions “Forward-Looking Statements” and “Risk Factors,” which we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net.

Tower Financial Corporation

Consolidated Balance Sheets

At September 30, 2013 and December 31, 2012

	(unaudited) September 30 2013	December 31 2012
ASSETS
Cash and due from banks	$13,325,821	$11,958,507
Short-term investments and interest-earning deposits	243,521	159,866
Federal funds sold	2,638,726	2,727,928
Total cash and cash equivalents	16,208,068	14,846,301

Interest bearing deposits	453,713	457,000
Trading Securities, at fair value	230,300	-
Securities available for sale, at fair value	185,393,296	174,383,499
FHLBI and FRB stock	3,807,700	3,807,700
Loans Held for Sale	2,886,621	4,933,299

Loans	451,515,862	450,465,610
Allowance for loan losses	(6,808,338)	(8,288,644)
Net loans	444,707,524	442,176,966

Premises and equipment, net	8,669,365	8,904,214
Accrued interest receivable	2,654,861	2,564,503
Bank owned life insurance (BOLI)	20,896,663	17,672,783
Other real estate owned (OREO)	2,351,694	1,908,010
Prepaid FDIC insurance	-	925,337
Other assets	13,615,607	11,393,469

Total assets	$701,875,412	$683,973,081

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$110,828,555	$108,147,229
Interest-bearing	479,406,946	452,860,109
Total deposits	590,235,501	561,007,338

Short-term borrowings	10,303,828	9,093,652
Federal Home Loan Bank advances	16,500,000	28,300,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	106,669	107,943
Other liabilities	5,211,474	4,191,237
Total liabilities	639,884,472	620,227,170

STOCKHOLDERS' EQUITY
Common stock and paid-in-capital, no par value, 6,000,000 shares authorized; 4,949,371 and 4,941,994 shares issued at September 30, 2013 and and December 31, 2012; and 4,672,521 and 4,735,144 shares outstanding at September 30, 2013 and December 31, 2012, respectivley	44,908,295	44,834,605
Retained earnings	21,367,593	17,880,539
Accumulated other comprehensive income (loss), net of tax of ($413,790) at September 30, 2013 and $1,880,433 at December 31, 2012	(803,240)	3,650,253
Treasury stock, at cost, 276,850 and 206,850 shares at September 30, 2013 and December 31, 2012, respectively	(3,481,708)	(2,619,486)
Total stockholders' equity	61,990,940	63,745,911

Total liabilities and stockholders' equity	$701,875,412	$683,973,081

Tower Financial Corporation

Consolidated Statements of Operations

For the three and nine months ended September 30, 2013 and 2012

	(unaudited)		(unaudited)
	For the Three Months Ended September 30		For the Nine Months ended September 30
	2013	2012	2013	2012
Interest income:
Loans, including fees	$4,777,786	$5,525,196	$14,561,821	$16,764,224
Securities - taxable	311,638	441,669	859,883	1,466,914
Securities - tax exempt	730,943	486,401	2,128,056	1,465,887
Other interest income	4,867	6,696	12,038	36,533
Total interest income	5,825,234	6,459,962	17,561,798	19,733,558
Interest expense:
Deposits	575,796	714,875	1,794,187	2,516,593
Fed Funds Purchased	2	158	3	256
FHLB advances	21,468	40,469	88,529	117,234
Trust preferred securities	80,504	89,854	241,275	366,799
Total interest expense	677,770	845,356	2,123,994	3,000,883

Net interest income	5,147,464	5,614,606	15,437,804	16,732,674
Provision for loan losses	(850,000)	618,000	(825,000)	2,293,000

Net interest income after provision for loan losses	5,997,464	4,996,606	16,262,804	14,439,674

Noninterest income:
Trust and brokerage fees	1,106,810	998,715	3,226,726	2,866,570
Service charges	282,985	257,509	835,893	828,370
Mortgage banking income	249,807	477,319	892,208	1,082,140
Gain/(Loss) on sale of securities	-	9,110	441,396	75,809
Net debit card interchange income	189,462	162,432	635,298	563,933
Bank owned life insurance income	172,387	150,082	473,880	441,572
Impairment on AFS securities	-	-	-	-
Other fees	174,429	147,104	678,513	485,184
Total noninterest income	2,175,880	2,202,271	7,183,914	6,343,578

Noninterest expense:
Salaries and benefits	3,161,101	2,867,136	9,000,527	8,514,808
Occupancy and equipment	618,172	640,569	1,876,445	1,891,978
Marketing	112,976	111,882	395,310	307,187
Data processing	423,927	301,914	1,247,606	991,534
Loan and professional costs	602,700	342,182	1,308,918	1,018,604
Office supplies and postage	33,684	51,360	128,276	160,365
Courier service	51,301	58,341	163,533	175,674
Business Development	152,166	90,535	396,667	331,147
Communication Expense	42,060	62,489	136,773	168,235
FDIC Insurance Premiums	115,561	138,754	385,010	521,709
OREO Expenses	(263,841)	15,123	(243,431)	449,022
Other expense	265,213	338,926	834,374	763,069
Total noninterest expense	5,315,020	5,019,211	15,630,008	15,293,332

Income/(loss) before income taxes/(benefit)	2,858,324	2,179,666	7,816,710	5,489,920
Income taxes expense/(benefit)	774,232	617,028	2,133,618	1,474,570

Net income/(loss)	$2,084,092	$1,562,638	$5,683,092	$4,015,350
Less: Preferred Stock Dividends	-	-	-	-
Net income/(loss) available to common shareholders	$2,084,092	$1,562,638	$5,683,092	$4,015,350

Basic earnings/(loss) per common share	$0.45	$0.32	$1.21	$0.83
Diluted earnings/(loss) per common share	$0.45	$0.32	$1.21	$0.83
Average common shares outstanding	4,672,496	4,874,660	4,678,824	4,860,363
Average common shares and dilutive potential common shares outstanding	4,672,673	4,874,660	4,680,035	4,860,363

Total Shares outstanding at end of period	4,672,521	4,876,994	4,672,521	4,876,994
Dividends declared per common share	$0.330	$0.055	$0.470	$0.055

Tower Financial Corporation

Consolidated Financial Highlights

(unaudited)

	Quarterly									Year-To-Date
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
($ in thousands except for share data)	2013	2013	2013	2012	2012	2012	2012	2011	2011	2013	2012

EARNINGS
Net interest income	$5,147	5,205	5,086	5,472	5,615	5,706	5,412	5,707	5,684	15,438	16,733
Provision for loan loss	$(850)	300	(275)	200	618	925	750	975	900	(825)	2,293
NonInterest income	$2,176	2,311	2,697	2,170	2,202	2,126	2,016	2,059	2,372	7,184	6,344
NonInterest expense	$5,315	5,088	5,227	5,575	5,019	5,025	5,249	5,826	5,408	15,630	15,293
Net income/(loss)	$2,084	1,599	2,000	1,729	1,563	1,365	1,088	3,422	1,325	5,683	4,016
Basic earnings per share	$0.45	0.34	0.43	0.36	0.32	0.28	0.22	0.71	0.27	1.21	1.00
Diluted earnings per share	$0.45	0.34	0.43	0.36	0.32	0.28	0.22	0.71	0.27	1.21	1.00
Average shares outstanding	4,672,496	4,667,807	4,696,432	4,855,557	4,874,660	4,853,136	4,853,136	4,853,645	4,852,761	4,678,824	4,860,363
Average diluted shares outstanding	4,672,673	4,668,104	4,696,432	4,855,557	4,874,660	4,853,136	4,853,136	4,853,645	4,852,761	4,680,035	4,860,363

PERFORMANCE RATIOS
Return on average assets *	1.20%	0.94%	1.19%	1.01%	0.96%	0.84%	0.65%	2.02%	0.80%	1.11%	0.81%
Return on average common equity *	13.64%	10.04%	12.75%	10.24%	9.43%	8.53%	6.92%	23.22%	9.24%	12.12%	8.31%
Net interest margin (fully-tax equivalent) *	3.46%	3.52%	3.49%	3.65%	3.87%	3.98%	3.76%	3.90%	3.80%	3.55%	3.87%
Efficiency ratio	72.58%	67.70%	67.16%	72.95%	64.21%	64.16%	70.67%	75.02%	67.13%	69.09%	66.27%
Full-time equivalent employees	165.25	166.25	155.00	155.25	154.50	157.00	158.00	151.00	158.50	165.25	154.50

CAPITAL
Equity to assets	8.83%	9.03%	9.35%	9.32%	10.34%	9.97%	9.76%	8.86%	8.80%	8.83%	10.34%
Regulatory leverage ratio	11.39%	11.47%	11.25%	11.18%	12.00%	11.71%	11.13%	10.97%	11.09%	11.39%	12.00%
Tier 1 capital ratio	14.76%	15.14%	15.04%	14.65%	15.20%	14.87%	14.74%	13.91%	14.02%	14.76%	15.20%
Total risk-based capital ratio	16.01%	16.39%	16.29%	15.90%	16.46%	16.13%	15.99%	15.16%	15.28%	16.01%	16.46%
Book value per share	$13.27	13.16	13.60	13.46	13.77	13.38	13.06	12.79	11.97	13.27	13.77
Cash dividend per share	$0.330	0.070	0.070	0.555	0.055	0.000	0.000	0.000	0.000	0.470	0.055

ASSET QUALITY
Net charge-offs	$134	172	350	451	1,111	1,001	1,050	1,632	2,852	656	3,162
Net charge-offs to average loans *	0.12%	0.16%	0.32%	0.39%	0.95%	0.86%	0.91%	1.38%	2.34%	0.20%	0.91%
Allowance for loan losses	$6,808	7,792	7,664	8,289	8,539	9,032	9,108	9,408	10,065	6,808	8,539
Allowance for loan losses to total loans	1.51%	1.78%	1.74%	1.84%	1.86%	1.95%	1.99%	2.03%	2.14%	1.51%	1.86%
Other real estate owned (OREO)	$2,352	1,709	1,833	1,908	2,245	2,562	2,878	3,129	3,827	2,352	2,245
Non-accrual Loans	$6,762	10,978	14,625	14,968	12,083	13,275	14,375	8,682	9,913	6,762	12,083
90+ Day delinquencies	$743	559	133	110	913	472	902	2,007	1,028	743	913
Restructured Loans	$3,437	4,531	4,254	4,683	4,242	3,692	1,802	1,805	1,810	3,437	4,242
Total Nonperforming Loans	7,505	11,537	15,204	16,723	14,553	14,107	15,277	12,494	12,751	7,505	14,553
Impaired Securities (Market Value)	-	-	-	-	317	307	314	331	332	-	317
Other Impaired Assets	51	51	88	130	130	-	-	-	-	51	130
Total Nonperforming Assets	9,907	13,296	17,125	18,761	17,245	16,976	18,469	15,954	16,910	9,907	17,245
NPLs to Total loans	1.66%	2.63%	3.45%	3.71%	3.18%	3.04%	3.34%	2.70%	2.71%	1.66%	3.18%
NPAs (w/o 90+) to Total assets	1.31%	1.87%	2.50%	2.73%	2.51%	2.53%	2.71%	1.99%	2.41%	1.31%	2.51%
NPAs+90 to Total assets	1.41%	1.95%	2.52%	2.74%	2.66%	2.61%	2.84%	2.28%	2.56%	1.41%	2.66%

END OF PERIOD BALANCES
Total assets	$701,875	680,941	679,069	683,973	649,466	651,239	649,343	700,681	659,725	701,875	649,466
Total earning assets	$647,170	631,099	632,185	636,935	607,484	601,014	601,190	606,888	602,291	647,170	607,484
Total loans	$451,516	438,565	440,075	450,466	457,865	463,833	457,260	462,561	470,877	451,516	457,865
Total deposits	$590,236	581,591	585,277	561,007	530,278	551,486	552,191	602,037	565,937	590,236	530,278
Stockholders' equity	$61,991	61,507	63,468	63,746	67,140	64,934	63,374	62,097	58,071	61,991	67,140

AVERAGE BALANCES
Total assets	$688,776	679,649	680,645	678,885	647,999	650,713	671,686	671,384	656,408	683,023	656,799
Total earning assets	$634,003	634,611	631,674	628,333	603,004	603,119	605,429	606,775	616,024	633,429	603,850
Total loans	$438,312	439,076	438,959	454,925	464,046	464,802	462,661	467,932	483,442	438,782	463,836
Total deposits	$589,039	575,801	581,480	565,105	544,142	550,441	572,134	576,898	559,615	582,107	555,572
Stockholders' equity	$60,602	63,867	63,640	67,168	65,927	64,180	63,021	58,468	56,914	62,703	64,376

* annualized for quarterly data